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                                                                   EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

         Following is a list of the Registrant's subsidiaries and their subsidiaries showing the percentage of voting securities owned, or other bases of control, by the immediate parent of each.

                         DOMESTIC - 100%

         Corn Products International, Inc.
         Corn Products Sales Corporation
         Crystal Car Line, Inc.
         Enzyme Bio-Systems Ltd.
         Feed Products Limited
         The Chicago, Peoria and Western Railway Company
         Cali Investment Corp.
         Colombia Millers Ltd.
         Hispano-American Company, Inc.
         Inversiones Latinoamericanas S.A.
         Bedford Construction Company

                          FOREIGN - 100%

         Argentina: Productos de Maiz, S.A.
         Brazil: Corn Products Brazil Ingredientes Industriais, Ltds.
         Canada: Canada Starch (1998) Company
                 -Casco Inc.
                 -Casco Sales Company Inc.
                 -1093593 Ontario Inc.
                 -Casco Freight Canada Inc.
                 -Corn Products Canada Inc.
         Chile: Corn Products Chile Inducorn S.A.
         Colombia: Industrias del Maiz S.A.
         Colombia: Derivados del Maiz y de la Yuca S.A. (Delmaiz in Yucal) S.A.
         Honduras: Almidones del Istmo S.A. de C.V.
         Japan: Corn Products Japan Ltd.
         Kenya: Corn Products Kenya Ltd.
         Malaysia: Stamford Food Industries Sdn. Bhd.
         Mexico: Productos Modificados S.A. de C.V.
         Pakistan: CPC Rafhan Ltd.
         Singapore: Corn Products Trading PTE Co.
         Uruguay: Valdon, S.A.
         Venezuela: Corn Products Venezuela





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                                     OTHER

                        Pakistan: CPC Rafhan Ltd. - 51%
                        Mexico: Arancia S.A. de C.V. - 49%